UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 27, 2006

Natrol, Inc

(Exact name of registrant as specified in its charter)

Delaware	0-24567	95-3560780
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

21411 Prairie Street, Chatsworth, California 91311

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (818) 739-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                    On April 27, 2006, Natrol, Inc. notified Nasdaq that it no longer was in compliance with Rule 4350(c) and Rule 4350(d)(2)(A) of Nasdaq’s listing requirements due to the resignation of Mr. Ronald Consiglio from Natrol’s Board of Directors. In order to remedy its noncompliance with Rule 4350(d)(2)(A), on April 25, 2006 Natrol appointed Thomas Doorley III, an independent director, to the Audit Committee, ensuring that the Audit Committee would again be composed of three independent directors. In addition, in order to comply with Rule 4350(c), on April 28, 2006 Mr. Ralph Simon was elected to the Board of Directors as a Class II Director, ensuring that a majority of the Board of Directors is comprised of independent directors as defined in Nasdaq’s Rule 4200. During the period from Mr. Consiglio’s resignation until the appointment of Mr. Doorley and Mr. Simon, Natrol relied on the exemptions set forth in Nasdaq’s Rule 4350(d)(4)(B) and Rule 4350(c) that provide that if an issuer fails to comply with the committee and board compensation requirements due to one vacancy, the issuer shall regain compliance with the requirements by the earlier of its next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with the requirements. As of April 28, 2006, Natrol was in full compliance with both Rule 4350(d)(2)(A) and Rule 4350(c).

Item 5.02    Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

                    On April 28, 2006, Mr. Ralph Simon was elected to the Board of Directors. Mr. Simon has not been appointed to any committees of the Board of Directors at this time. Mr. Simon will be appointed to the Audit, Compensation and Nominating and Governance Committees effective upon the expiration of Mr. Vernon Brunner’s term as a director. Mr. Brunner’s term will expire on the date of the Annual Meeting of Stockholders, which is scheduled to be held on June 8, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2006	NATROL, INC.

	By:	/s/ Dennis Jolicoeur
Dennis Jolicoeur
Executive Vice President, Chief Financial Officer and Treasurer